Exhibit 10.3
Grant No. [GrantNumber]
CEPHEID STOCK OPTION GRANT AGREEMENT
UNDER THE CEPHEID 1997 STOCK OPTION PLAN
Cepheid, a California corporation (the “Company”), hereby grants you a stock option (“Option”), pursuant to the Company’s 1997 Stock Option Plan, as amended (the “Plan”), to purchase shares of the Company’s Common Stock (“Common Stock”), as described below. This Option is subject to all of the terms and conditions of the Plan, which is incorporated into this Agreement by reference. All capitalized terms in this Agreement that are not defined in the Agreement have the meanings given to them in the Plan.

Name of Participant:

Social Security Number:

Address:

Number of Shares:

Type of Option:

Exercise Price Per Share:

Date of Grant:

First Vesting Date:	January 1, 2007

Expiration Date:

Vesting Schedule:	So long as you are providing services to the Company, 2.0833% of the Shares will vest and become exercisable on the First Vesting Date; then 2.0833% of the Shares will vest and become exercisable on each monthly anniversary of the First Vesting Date until 100% vested. If application of the vesting percentage causes a fractional share, such share shall be rounded down to the nearest whole share for each month except for the last month in such vesting period, at the end of which last month the Option shall become completely vested. Options that are vested pursuant to this Vesting Schedule are “Vested Shares.” Options that are not vested pursuant to this Vesting Schedule are “Unvested Shares.” Optionee acknowledges that Optionee’s only interest in the Option is for Vested Shares. Notwithstanding the foregoing, all Unvested Shares shall become Vested Shares (“Vesting Acceleration”) upon the Board’s determination in its discretion that the Company has achieved profitability as measured solely by the Company’s net income, excluding equity compensation expense (the “Performance Goal”) in each of two consecutive fiscal quarters prior to the 2006 fiscal year end (the “Performance Period”). In the event of a Corporate Transaction, as described in Section 16 of the Plan, which impacts the Company’s profitability during the Performance Period, the Board shall have the sole discretion to determine whether the Performance Goal has been achieved.

On your Termination, the Option will cease to vest and will not become exercisable as to any additional shares. If you are Terminated prior to the achievement of the Performance Goal, you will not be eligible for Vesting Acceleration.

Upon a Change of Control, as such term is defined in the Change of Control Retention and Severance Agreement entered into between you and the Company, the Option will be subject to vesting acceleration as provided by such change of control agreement.

To exercise this Option, you must follow the exercise procedures established by the Company, as described in Section 5.5 of the Plan. This Option may be exercised only with respect to vested shares. Payment of the Exercise Price for the Shares may be made in cash (by check) and/or, if a public market exists for the Company’s Common Stock, by means of a Same-Day-Sale Commitment or Margin Commitment from you and an NASD Dealer (as described in Section 7 .1 of the Plan). Upon exercise of this Option, you understand that the Company may be required to withhold taxes.
This Agreement (including the Plan, which is incorporated by reference) constitutes the entire agreement between you and the Company with respect to this Option, and supersedes all prior agreements or promises with respect to the Option. Except as provided in the Plan, this Agreement may be amended only by a written document signed by the Company and you. Subject to the terms of the Plan, the Company may assign any of its rights and obligations under this Agreement, and this Agreement shall be binding on, and inure to the benefit of, the successors and assigns of the Company. Subject to the restrictions on transfer of the Option described in Section 9 of the Plan, this Agreement shall be binding on your permitted successors and assigns (including heirs, executors, administrators and legal representatives). All notices required under this Agreement or the Plan must be mailed or hand-delivered to the Company or to you at its or your respective addresses set forth in this Agreement, or at such other address designated in writing by either of the parties to the other.
Additional information about the Plan and this Option (including certain tax consequences of exercising the Option and disposing of the Shares) is contained in the Prospectus for the Plan. A copy of the Prospectus is available at the Human Resources/Benefits page of the Company’s internal website, or upon request from the Company’s Stock Administrator at (408) 541-4191.
The Company has signed this Option Agreement effective as the Date of Grant.
CEPHEID
904 Caribbean Drive
Sunnyvale, California 94089-1189
By:
                                        , [TITLE]
PARTICIPANT’S ACCEPTANCE
I accept this Agreement and agree to the terms and conditions in this Agreement and the Plan. I acknowledge that I have received a copy of the Company’s 1997 Stock Option Plan, and I understand and agree that this Agreement is not meant to interpret, extend, or change the Plan in any way, or to represent the full terms of the Plan. If there is any discrepancy, conflict or omission between this Agreement and the provisions of the Plan as interpreted by the Company, the provisions of the Plan shall apply.
By: